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                                  Exhibit H(2)

                      NORTHWESTERN MUTUAL SERIES FUND, INC.

                                   May 1, 2003

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI  53202

          Re: Agreement to Waive Fees of Northwestern Mutual Series Fund, Inc. AllianceBernstein Mid Cap Value Portfolio, Janus Capital Appreciation Portfolio and T. Rowe Price Equity Income Portfolio

Gentlemen:

     This letter constitutes an agreement between Mason Street Advisors, LLC ("MSA") and Northwestern Mutual Series Fund, Inc. ("NMSF") by and between each of the parties hereto as follows:

     For each fiscal year of NMSF beginning on or after January 1, 2003 and ending on or before December 31, 2008, MSA agrees to waive Investment Advisory Fees for the AllianceBernstein Mid Cap Value Portfolio, Janus Capital Appreciation Portfolio and T. Rowe Price Equity Income Portfolio of NMSF to the extent necessary so that Total Expenses on an annualized basis, after the waiver, do not exceed 1.00% of average net assets for the AllianceBernstein Mid Cap Value Portfolio, 0.90% of average net assets for the Janus Capital Appreciation Portfolio and 0.75% of average net assets for the T. Rowe Price Equity Income Portfolio. All capitalized terms used herein shall have the same meanings as they have when used in the currently effective prospectus for NMSF.

                                             Very truly yours,

                                             NORTHWESTERN MUTUAL SERIES FUND,
                                             INC.

                                             By:
                                                --------------------------------
                                             Name:  Mark G. Doll
                                             Title: President

Agreed to and accepted:

MASON STREET ADVISORS, LLC


By:
   ------------------------------------
Name:  Mark G. Doll
Title: President